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                       MERRIMAN CURHAN FORD GROUP, INC.
                             600 CALIFORNIA STREET
                                   9TH FLOOR
                            SAN FRANCISCO, CA 94108

                                August 27, 2009
Ronald Chez
c/o Barry Fischer
Thompson Coburn Fagel Haber
55 E Monroe Street
37 Floor
Chicago, IL 60603


Ladies and Gentlemen:

         Reference is made to the Investors' Rights Agreement of even date herewith (the "Agreement"), and terms otherwise not defined in this letter agreement shall have the meanings set forth in the Agreement. The undersigned acknowledges that you, as an Investor, have required the Company to execute this letter agreement as a condition of purchasing Shares and Warrants in the Agreement.

         In consideration of the above, the Company agrees to use its commercially reasonable best efforts to determine a method of registering the Investor Warrants (in addition to the Common Stock underlying the Investor Warrants), in coordination with you and your counsel, and to effect any such registration in a manner reasonably acceptable to you. In addition, to reflect the fact that the Settling Parties would also be participating in any distribution of Registration Warrants, the Company agrees to use its commercially reasonable best efforts to cause Section 2.4(b) of the Agreement to be amended to read as attached as Annex A.

         This letter agreement shall be deemed part of the Agreement.



                                  Sincerely,

                                  MERRIMAN CURHAN FORD GROUP, INC.


                                  /s/ D. Jonathan Merriman
                                  --------------------------------------------
                                  D. Jonathan Merriman,
                                  Chief Executive Officer


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                                    ANNEX I

                  (b) For each 30-calendar day period following the Registration Penalty Date in which there is not an effective registration statement covering the Registrable Securities, the Company shall issue to each Investor pro-rata, in proportion to the number of shares of Registrable Securities purchased by or issued to such Investor pursuant to the Purchase Agreement and/or the Settlement Agreement, as the case may be (or the number of shares of Registrable Securities into which the securities purchased by or issued to such Investor pursuant to such agreement), five year warrants to purchase an aggregate of 161,850 shares of the Company's Common Stock at $0.65 per share, on terms identical to those issued to the Investors under the Purchase Agreement (the "REGISTRATION WARRANTS"), as liquidated damages and not as a penalty, subject to an overall limit of liquidated damages in the aggregate of 971,000 Registration Warrants. The liquidated damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of a month prior to securing an effective Registration Statement. The foregoing shall in no way limit any equitable remedies available to Investors for failure to secure an effective Registration Statement by the Registration Penalty Date. Investors shall also be able to pursue monetary damages for failure to secure an effective Registration Statement by the Registration Penalty Date but only if such failure is due to the willful or deliberate action or inaction of the Company in breach of the covenants contained herein. Except as provided for in the preceding sentence, each Investor agrees that the liquidated damages provided for in this section shall be its sole remedy for the failure to secure an effective Registration Statement for any Registrable Securities on a timely basis.